Exhibit 4.2

NAVIENT CORPORATION,

as Company,

and

THE BANK OF NEW YORK MELLON,

as Trustee

FIFTEENTH SUPPLEMENTAL INDENTURE

Dated as of November 3, 2023

to

INDENTURE

Dated as of July 18, 2014

11.500% Senior Notes due 2031

TABLE OF CONTENTS

		Page

ARTICLE 1.

DEFINITIONS

Section 1.1.	Definition of Terms	3

ARTICLE 2.

GENERAL TERMS AND CONDITIONS OF THE SENIOR NOTES

Section 2.1.	Designation and Principal Amount	5
Section 2.2.	Maturity	6
Section 2.3.	Further Issues	6
Section 2.4.	Form of Payment	6
Section 2.5.	Global Securities	6
Section 2.6.	Interest	6
Section 2.7.	Authorized Denominations	6
Section 2.8.	Redemption	6
Section 2.9.	Repurchase Upon Change of Control	6
Section 2.10.	Satisfaction and Discharge	9
Section 2.11.	Appointment of Agents	9

ARTICLE 3.

FORM OF NOTES

Section 3.1.	Form of Senior Notes	9

ARTICLE 4.

ORIGINAL ISSUE OF NOTES

Section 4.1.	Original Issue of Senior Notes	10

ARTICLE 5.

MISCELLANEOUS

Section 5.1.	Ratification of Indenture	10
Section 5.2.	Trustee Not Responsible for Recitals	10
Section 5.3.	Governing Law	10
Section 5.4.	Separability	10
Section 5.5.	Counterparts	10

EXHIBIT A – Form of 2028 Senior Notes		A-1

i

FIFTEENTH SUPPLEMENTAL INDENTURE, dated as of November 3, 2023 (this “Supplemental Indenture”), between Navient Corporation, a Delaware corporation (the “Company”), and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”).

WHEREAS, the Company and the Trustee executed and delivered the base indenture, dated as of July 18, 2014 (the “Base Indenture”, as supplemented by this Supplemental Indenture, the “Indenture”), to provide for the issuance of the Company’s debt securities (the “Securities”), to be issued in one or more series;

WHEREAS, the Company and the Trustee executed and delivered the first supplemental indenture, dated as of November 6, 2014, to provide for the establishment of two series of its notes under the Base Indenture known as its “5.000% Senior Notes due 2020” and its “5.875% Senior Notes due 2024”;

WHEREAS, the Company and the Trustee executed and delivered the second supplemental indenture, dated as of March 27, 2015 (the “Second Supplemental Indenture”), to provide for the establishment of a series of its notes under the Base Indenture known as its “5.875% Senior Notes due 2021”;

WHEREAS, the Company and the Trustee executed and delivered the third supplemental indenture, dated as of July 29, 2016, to provide for the establishment of a series of its notes under the Base Indenture known as its “6.625% Senior Notes due 2021”;

WHEREAS, the Company and the Trustee executed and delivered the fourth supplemental indenture, dated as of September 16, 2016, to provide for the establishment of a series of its notes under the Base Indenture known as its “7.250% Senior Notes due 2023”;

WHEREAS, the Company and the Trustee executed and delivered the fifth supplemental indenture (the “Fifth Supplemental Indenture”), dated as of March 7, 2017, to provide for the establishment of a series of its notes under the Base Indenture known as its “6.500% Senior Notes due 2022”;

WHEREAS, the Company and the Trustee executed and delivered the sixth supplemental indenture, dated as of March 17, 2017, to issue additional 5.875% Senior Notes due 2021 under the Base Indenture and the Second Supplemental Indenture;

WHEREAS, the Company and the Trustee executed and delivered the seventh supplemental indenture, dated as of May 26, 2017, to provide for the establishment of a series of its notes under the Base Indenture known as its “6.750% Senior Notes due 2025”;

WHEREAS, the Company and the Trustee executed and delivered the eighth supplemental indenture, dated as of June 9, 2017, to issue additional 5.865% Senior Notes due 2021 under the Base Indenture and the Second Supplemental Indenture;

WHEREAS, the Company and the Trustee executed and delivered the ninth supplemental indenture, dated as of December 4, 2017, to issue additional 6.500% Senior Notes due 2022 under the Base Indenture and the Fifth Supplemental Indenture;

WHEREAS, the Company and the Trustee executed and delivered the tenth supplemental indenture, dated as of June 11, 2018, to provide for the establishment of a series of its notes under the Base Indenture known as its “6.750% Senior Notes due 2026”;

WHEREAS, the Company and the Trustee executed and delivered the eleventh supplemental indenture, dated as of January 27, 2020, to provide for the establishment of a series of its notes under the Base Indenture known as its “5.00% Senior Notes due 2027”;

WHEREAS, the Company and the Trustee executed and delivered the twelfth supplemental indenture, dated as of February 2, 2021, to provide for the establishment of a series of its notes under the Base Indenture known as its “4.875% Senior Notes due 2028”;

WHEREAS, the Company and the Trustee executed and delivered the thirteenth supplemental indenture, dated as of November 4, 2021, to provide for the establishment of a series of its notes under the Base Indenture known as its “5.500% Senior Notes due 2029”;

WHEREAS, the Company and the Trustee executed and delivered the fourteenth supplemental indenture, dated as of May 4, 2023, to provide for the establishment of a series of its notes under the Base Indenture known as its “9.375% Senior Notes due 2030”;

WHEREAS, pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of a new series of its notes under the Base Indenture to be known as its “11.500% Senior Notes due 2031” (the “Senior Notes”), the form and substance and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Supplemental Indenture;

WHEREAS, the Board of Directors of the Company pursuant to the 2023 Business Plan, adopted December 9, 2022, and certified by the Secretary’s Certificate, executed December 9, 2022, have duly authorized the issuance of the Senior Notes and has authorized the proper officers of the Company to execute any and all appropriate documents necessary or appropriate to effect each such issuance;

WHEREAS, the Company and Navient, LLC, entered into an Agreement and Plan of Merger on October 16, 2014, pursuant to which Navient, LLC merged with and into the Company, with the Company as the surviving corporation (the “Merger”);

WHEREAS, as a result of the Merger, the Company assumed Navient, LLC’s obligations under an indenture, dated October 1, 2000 and an amended and restated indenture, dated April 25, 2006;

WHEREAS, this Supplemental Indenture is being entered into pursuant to the provisions of Section 14.01 of the Base Indenture;

WHEREAS, the Company has requested and hereby requests that the Trustee execute and deliver this Supplemental Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid and legally binding agreement of the Company, in accordance with its terms, and to make the Senior Notes, when executed by the Company and authenticated and delivered by the Trustee, valid and legally binding obligations of the Company, have been performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW THEREFORE, in consideration of the premises and the purchase and acceptance of the Senior Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Base Indenture, the forms and terms of the Senior Notes, the Company covenants and agrees, with the Trustee, as follows:

ARTICLE 1.

DEFINITIONS

Section 1.1. Definition of Terms. Unless the context otherwise requires:

(a) each term defined in the Base Indenture has the same meaning when used in this Supplemental Indenture;

(b) the singular includes the plural and vice versa;

(c) headings are for convenience of reference only and do not affect interpretation;

(d) a reference to a Section or Article is to a Section or Article of this Supplemental Indenture unless otherwise indicated; and

(e) the following terms have the meanings given to them in this Section 1.1(e):

(i) “Board of Directors” means the board of directors or comparable governing body of the Company; provided that if the Company is a wholly-owned subsidiary of another person, the Board of Directors means the board of directors or comparable governing body of such person.

(ii) “Change of Control” means the occurrence of any of the following: (1) direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company or one of its subsidiaries becomes the beneficial owner, directly or indirectly, of more than 50% of the then-outstanding number of shares of the Company’s voting stock; (3) the Company consolidates with, or merges with or into, any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), or any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding voting stock of the Company or such other “person” (as that term is used in Section 13(d)(3) of the Exchange Act) is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the voting stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving “person” (as that term is used in Section 13(d)(3) of the Exchange Act) immediately after giving effect to such transaction; (4) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; or (5) the adoption of a plan relating to the liquidation or dissolution of the Company; provided, however, that a transaction will not be deemed to involve a Change of Control if (A) the Company becomes a wholly owned subsidiary of a holding company and (B) (x) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s voting stock immediately prior to that transaction or (y) no person (other than a holding company satisfying the requirements of this sentence) becomes the beneficial owner of more than 50% of the then-outstanding number of shares of the voting stock of such holding company. For purposes of this definition, “voting stock” means capital stock or other equity interests of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of the Company or the applicable holding company, even if the right to vote has been suspended by the happening of such a contingency.

(iii) “Change of Control Triggering Event” means the occurrence of both (i) a Change of Control and (ii) a Ratings Downgrade Event.

(iv) “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (1) was a member of the Board of Directors of the Company on the date of the issuance of the Senior Notes; or (2) was nominated for election or elected to the Board of Directors of the Company with the approval of a majority of the Continuing Directors who were members of such Board of Directors of the Company at the time of such nomination or election (either by specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director).

(v) “DTC” shall have the meaning assigned to it in Section 2.5.

(vi) “Fitch” means Fitch Ratings, Inc., or any successor rating agency.

(vii) “Investment Grade Rating” means a rating by Moody’s equal to or higher than Baa3 (or the equivalent under a successor rating category of Moody’s), a rating by S&P equal to or higher than BBB- (or the equivalent under any successor rating category of S&P), a rating by Fitch equal to or higher than BBB- (or the equivalent under any successor rating category of Fitch), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company under the circumstances permitting the Company to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agencies”.

(viii) “Moody’s” means Moody’s Investors Service, Inc., or any successor rating agency.

(ix) “Navient Corporation” means Navient Corporation, or any successor.

(x) “Rating Agencies” means (1) Moody’s, S&P and Fitch; and (2) if any or all of Moody’s, S&P or Fitch ceases to rate the Senior Notes or fails to make a rating of the Senior Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, that the Company selects (pursuant to a resolution of the Company’s Board of Directors) as a replacement agency for any of Moody’s, S&P or Fitch, or all of them, as the case may be.

(xi) “Ratings Downgrade Event” means, on any date during the Trigger Period, the Senior Notes being downgraded by at least one modifier (a modifier being plus, neutral or minus for S&P or Fitch, 1, 2 or 3 for Moody’s and a similar modifier by any other Rating Agency) by any two of the three Rating Agencies from the rating on the Senior Notes by each such Rating Agency on the date prior to the first day of the Trigger Period; provided that no Ratings Downgrade Event shall be deemed to occur, if either (i) the rating on the Senior Notes by each Rating Agency that downgraded its rating is an Investment Grade Rating after the downgrade or (ii) in respect of a particular Change of Control, the Rating Agency or Agencies (as applicable) that downgraded the Senior Notes announce or confirm or inform the Trustee in writing that the reduction was not the result, in whole or in part, of any event or circumstance comprised of, or arising as a result of, or in respect of, the applicable Change of Control.

(xii) “Second Change of Control Payment Date” shall have the meaning assigned to it in Section 2.9(g).

(xiii) “S&P” means S&P Global Ratings, or any successor rating agency.

(xiv) “Trigger Period” means the period commencing one day prior to the first public announcement by the Company of a Change of Control or an arrangement that could result in a Change of Control and ending 60 days following consummation of the Change of Control (which period will be extended following consummation of a Change of Control for so long as the rating of the Senior Notes is under announced consideration for possible downgrade by any of the Rating Agencies as the result, in whole or in part, of any event or circumstance comprised of, or arising as a result of, or in respect of, the applicable Change of Control).

ARTICLE 2.

GENERAL TERMS AND CONDITIONS OF THE SENIOR NOTES

Section 2.1. Designation and Principal Amount. There is hereby authorized and established a new series of Securities under the Base Indenture, designated as the “11.500% Senior Notes due 2031”, which is not limited in aggregate principal amount. The initial aggregate principal amount of the Senior Notes to be issued under this Supplemental Indenture shall be limited to $500,000,000. Any additional amounts of the series to be issued shall be set forth in a Company Order.

Section 2.2. Maturity. The stated maturity of principal for the Senior Notes will be March 15, 2031.

Section 2.3. Further Issues. The Company may from time to time, without the consent of the Holders of the series of Senior Notes, issue additional notes of such series. Any such additional notes will have the same ranking, interest rate, maturity date and other terms as the series of Senior Notes. Any such additional notes, together with the series of Senior Notes herein provided for, will constitute a single series of Securities under the Indenture.

Section 2.4. Form of Payment. Principal of, premium, if any, and interest on the Senior Notes shall be payable in U.S. dollars.

Section 2.5. Global Securities. Upon the original issuance, the Senior Notes will be represented by one or more Global Securities. The Company will issue the Senior Notes in denominations of $2,000 and in integral multiples of $1,000 in excess thereof and will deposit the Global Securities with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and register the Global Securities in the name of DTC or its nominee.

Section 2.6. Interest. The Senior Notes will bear interest (computed on the basis of a 360-day year consisting of twelve 30-day months) from November 3, 2023 at the rate of 11.500% per annum, payable semiannually in arrears; interest payable on each Interest Payment Date will include interest accrued from November 3, 2023, or from the most recent Interest Payment Date to which interest has been paid or duly provided for; the Interest Payment Dates on which such interest shall be payable are March 15 and September 15, commencing on September 15, 2024; and the record date for the interest payable on any Interest Payment Date is the immediately preceding March 1 and September 1, as the case may be, commencing on September 1, 2024.

Section 2.7. Authorized Denominations. The Senior Notes shall be issuable in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Section 2.8. Redemption. The Senior Notes are subject to redemption at the option of the Company as set forth in the form attached as Exhibit A hereto.

Section 2.9. Repurchase Upon Change of Control.

(a) If a Change of Control Triggering Event occurs, unless the Company has exercised its right, if any, to redeem the Senior Notes in full, the Company shall offer (the “Change of Control Offer”) to repurchase any and all of each Holder’s Senior Notes (equal to $2,000 or an integral multiple of $1,000 above that amount) at a repurchase price in cash equal to 101% of the aggregate principal amount of the Senior Notes repurchased plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, the Company

shall be required to mail a notice to each Holder of the Senior Notes to the address of such Holder appearing in the Registrar, with a copy to the Trustee or otherwise in accordance with the procedures of DTC, describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase such Senior Notes on the date specified in the notice, which date will be no less than 30 days and no more than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), with the following information:

(i) a Change of Control Offer is being made pursuant to this Section 2.9 and that all Senior Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;

(ii) the repurchase price and the Change of Control Payment Date;

(iii) any Senior Note not properly tendered will remain outstanding and continue to accrue interest;

(iv) unless the Company defaults in the payment of the Change of Control Payment, all Senior Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on, but not including, the Change of Control Payment Date;

(v) Holders electing to have any Senior Notes repurchased pursuant to a Change of Control Offer will be required to surrender such Senior Notes, in the form set forth in Exhibit A entitled “Option of Holder to Elect Purchase”, on the reverse of such Senior Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third business day preceding the Change of Control Payment Date;

(vi) Holders will be entitled to withdraw their tendered Senior Notes and their election to require the Company to repurchase such Senior Notes, provided that the Paying Agent receives, not later than the close of business on the last day of the Change of Control Offer period, a facsimile transmission, an email or a letter setting forth the name of the Holder of Senior Notes, the principal amount of Senior Notes tendered for repurchase, and a statement that such Holder is withdrawing his tendered Senior Notes and his election to have such Senior Notes repurchased;

(vii) if such notice is mailed prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(viii) that Holders whose Senior Notes are being repurchased only in part will be issued new Senior Notes equal in principal amount to the unpurchased portion of the Senior Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof.

(b) While the Senior Notes are in global form and the Company makes an offer to repurchase all of the Senior Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the repurchase of the Senior Notes through the facilities of DTC, Euroclear and Clearstream, subject to their rules and regulations.

(c) The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Supplemental Indenture applicable to a Change of Control Offer made by the Company and the third party repurchases on the applicable date all Senior Notes properly tendered and not withdrawn under such Change of Control Offer, provided that a failure by such third party to comply with the requirements of such Change of Control Offer and to complete such Change of Control Offer shall be treated as a failure by the Company to comply with its obligations to offer to repurchase the Senior Notes unless the Company promptly makes an offer to repurchase the Senior Notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but not including the date of repurchase, which shall be no later than 30 days after the third party’s scheduled Change of Control Payment Date, or (2) a notice of redemption has been given pursuant to the Indenture as described under Section 4.03 of the Base Indenture, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control.

(d) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Senior Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control repurchase provisions of this Supplemental Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under Section 2.9 of this Supplemental Indenture by virtue thereof.

(e) On the Change of Control Payment Date, the Company shall, to the extent permitted by law,

(i) accept or cause a third party to accept for payment all Senior Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit or cause a third party to deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Senior Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Senior Notes properly accepted, together with an Officers’ Certificate stating the principal amount of Senior Notes being repurchased.

(f) The Paying Agent shall promptly deliver to each Holder of Senior Notes the Change of Control Payment for such Senior Notes. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(g) If Holders of not less than 90% in aggregate principal amount of the outstanding Senior Notes validly tender and do not withdraw such Senior Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company in accordance with this Section 2.9, purchases all of the Senior Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 10 days nor more than 60 days’ prior notice, provided that such notice is given not more than 30 days following such purchase pursuant to the Change of Control Offer, to redeem all Senior Notes that remain outstanding following such purchase on a date (the “Second Change of Control Payment Date”) at a price in cash equal to the applicable Change of Control Payment in respect of the Second Change of Control Payment Date.

Section 2.10. Satisfaction and Discharge; Defeasance. Article XII of the Base Indenture is hereby amended with respect to the Senior Notes by removing the following language:

(a) from Section 12.02(a):

“provided, however, that, if a Default of the nature described in clauses (e) or (f) of Section 7.01 shall have occurred at any time during the period ending on and including the 91st day after the date of such deposit or if the Trustee or any Paying Agent is required to return the monies then on deposit with or held by the Trustee or such Paying Agent to the Company or to a trustee in bankruptcy, receiver, conservator or other similar Person, or the Trustee or any Paying Agent is not permitted to apply any such funds to pay the principal of and premium, if any, and interest on the Securities of such series (including to make sinking fund payments) as and when the same shall become due and payable, the obligations of the Company under this Indenture with respect to such Securities shall not be deemed terminated or discharged;”

(b) from Section 12.03(b):

“and, solely in the case of Discharge pursuant to clause (x) of the first paragraph of this Section 12.03, no Default with respect to the Securities of such series under either clause (e) or (f) of Section 7.01 shall have occurred at any time during the period ending on and including the 91st day after the date of such deposit”.

Section 2.11. Appointment of Agents. The Trustee will initially be the Security Registrar and Paying Agent for the Senior Notes.

ARTICLE 3.

FORM OF NOTES

Section 3.1. Form of Senior Notes. The Senior Notes and the Trustee’s Certificate of Authentication to be endorsed thereon, are to be substantially in the form set forth in Exhibit A hereto.

ARTICLE 4.

ORIGINAL ISSUE OF NOTES

Section 4.1. Original Issue of Senior Notes. The Senior Notes may, upon execution of this Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall, upon Company order, authenticate and deliver such Senior Notes as in such Company order provided.

ARTICLE 5.

MISCELLANEOUS

Section 5.1. Ratification of Indenture. The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided; provided that the provisions of this Supplemental Indenture apply solely with respect to the Senior Notes.

Section 5.2. Trustee Not Responsible for Recitals. The recitals and statements herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 5.3. Governing Law. This Supplemental Indenture and each Senior Note shall be deemed to be contracts made under the law of the State of New York, and for all purposes shall be governed by and construed in accordance with the law of said State.

Section 5.4. Separability. In case any provision in the Indenture or in the Senior Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.5. Counterparts. This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or electronic (i.e. “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. The exchange of copies of this Supplemental Indenture and of signature pages that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign) shall constitute effective execution and delivery of this Supplemental Indenture for all purposes. Signatures of the parties hereto that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign) shall be deemed to be their original signatures for all purposes of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original. Anything in this Supplemental Indenture or the Senior Notes to the contrary notwithstanding, for the purposes of the transactions contemplated by this Supplemental Indenture, the Senior Notes and any document to be signed in connection with this Supplemental Indenture or the Senior Notes (including the Senior Notes and amendments, supplements, waivers, consents and other modifications, Trustee’s Certificate of Authentication, Officer’s Certificates, Company Orders and Opinions of Counsel and other issuance, authentication and delivery documents) or the transactions contemplated hereby may be signed by manual signatures that are scanned, photocopied or faxed or other electronic signatures created on an electronic platform (such as DocuSign) or by digital signature (such as Adobe Sign) and contract formations on electronic platforms approved by the Trustee, and the keeping of records in electronic form, are hereby authorized, and each shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as the case may be.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

NAVIENT CORPORATION, as Company

By:	/s/ Mark D. Rein
	Name:	Mark D. Rein
	Title:	Vice President and Treasurer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Stacey B. Poindexter
	Name:	Stacey B. Poindexter
	Title:	Vice President

[Navient – Signature Page to the Fifteenth Supplemental Indenture]

EXHIBIT A

[FORM OF FACE OF SECURITY]

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Exhibit A-1

CUSIP No. 63938CAP3

NAVIENT CORPORATION

11.500% SENIOR NOTES DUE 2031

No.	$
As revised by the Schedule of Increases or Decreases in Global Security attached hereto

Interest. Navient Corporation, a Delaware corporation (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co. or registered assigns, the principal sum of       million dollars ($     ), as revised by the Schedule of Increases or Decreases in Global Security attached hereto, on March 15, 2031 and to pay interest thereon from November 3, 2023 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on March 15 and September 15 in each year, commencing on September 15, 2024, at the rate of 11.500% per annum, until the principal hereof is paid or made available for payment.

Method of Payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Record Date for such interest, which shall be the March 1 or September 1, as the case may be, immediately preceding the relevant Interest Payment Date, commencing on September 1, 2024. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice thereof having been given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, all as more fully provided in said Indenture. Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the Corporate Trust Office in U.S. Dollars.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Authentication. Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual or electronic signature (which, for the avoidance of doubt, includes, but is not limited to, signing by an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign)), this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Exhibit A-2

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer.

____________________________, 2023

NAVIENT CORPORATION

By:
Name: Mark D. Rein
Title: Vice President and Treasurer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Dated: ________________________, 2023

THE BANK OF NEW YORK MELLON

as Trustee, certifies
that this is one of
the Securities referred
to in the Indenture.

By:
Authorized Signatory

Exhibit A-3

[FORM OF REVERSE OF SECURITY]

Indenture. This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of July 18, 2014, among Navient Corporation (the “Company”) and The Bank of New York Mellon, as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), as supplemented and amended by the Fifteenth Supplemental Indenture, dated November 3, 2023 (as so supplemented, herein called the “Indenture”), between the Company and the Trustee, to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to $500,000,000.

Optional Redemption.

At any time on or after March 15, 2027, the Company may redeem on any one or more occasions all or a part of the Securities at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable redemption date (subject to the right of Holders of the Securities on the relevant Record Date to receive interest due on the relevant Interest Payment Date occurring on or prior to the redemption date), if redeemed during the twelve-month period beginning on March 15 of each of the years indicated below:

Year	Percentage
2027	105.750%
2028	102.875%
2029 and thereafter	100.000%

Prior to March 15, 2027, the Company may redeem on any one or more occasions all or a part of the Securities at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)

(a) the sum of the present values of (x) the redemption price of the Securities at March 15, 2027 and (y) all required interest payments due on the Securities through March 15, 2027, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 50 basis points less (b) interest accrued to the date of redemption, and

(2)	100% of the principal amount of the Securities to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

For purposes of determining the optional redemption price, the following definitions are applicable:

Exhibit A-4

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable:

(1)	the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to March 15, 2027 (the “Remaining Life”); or

(2)

if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to March 15, 2027 on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or

(3)	if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life.

For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, March 15, 2027, as applicable. If there is no United States Treasury security maturing on March 15, 2027 but there are two or more United States Treasury securities with a maturity date equally distant from March 15, 2027, one with a maturity date preceding March 15, 2027 and one with a maturity date following March 15, 2027, the Company shall select the United States Treasury security with a maturity date preceding March 15, 2027. If there are two or more United States Treasury securities maturing on March 15, 2027 or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Exhibit A-5

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The Company shall notify the Trustee of the redemption price promptly after the calculation thereof, and the Trustee may rely upon the redemption price contained in any such notice and the Trustee shall not be responsible for, or be liable in connection with, the calculation of such redemption price (or any component thereof) or for determining whether manifest error has occurred.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Securities to be redeemed.

In the case of a partial redemption, selection of the Securities for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Securities of a principal amount of $2,000 or less will be redeemed in part. If any Security is to be redeemed in part only, the notice of redemption that relates to the Security will state the portion of the principal amount of the Security to be redeemed. A new Security in a principal amount equal to the unredeemed portion of the Security will be issued in the name of the holder of the Security upon surrender for cancellation of the original Security. For so long as the Securities are held by DTC (or another depositary), the redemption of the Securities shall be done in accordance with the policies and procedures of the depositary.

Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Securities or portions thereof called for redemption.

Any call redemption may, at the Company’s discretion, be conditioned upon the occurrence of one or more conditions precedent.

Defaults and Remedies. If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

Repurchase Upon a Change of Control. Upon the occurrence of a Change of Control Triggering Event, the Holders of the Securities will have the right to require that the Company purchase such Holder’s outstanding Securities, in whole or in part, at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of purchase.

Exhibit A-6

Amendment, Modification and Waiver. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

Restrictive Covenants. The Indenture does not limit the issuance of debt of the Company or any of its Subsidiaries.

Denominations, Transfer and Exchange. The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and in integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the Registrar accompanied by a written request for transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Persons Deemed Owners. Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

Miscellaneous. The Indenture and this Security shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of said State.

All terms used in this Security and not defined herein shall have the meanings assigned to them in the Indenture.

Exhibit A-7

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Security repurchased by the Company pursuant to Section 2.9 of the Supplemental Indenture, check the box below:

☐ Section 2.9

If you want to elect to have only part of the Security purchased by the Company pursuant to Section 2.9 of the Supplemental Indenture, state the amount you elect to have repurchased:

$ ________________

Date: __________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*: _____________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Exhibit A-8

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of increase in Principal Amount of this Global Security	Amount of decrease in Principal Amount of this Global Security	Principal Amount of this Global Security following each decrease or increase	Signature of authorized signatory of Trustee

Exhibit A-9